September 15, 2004

Wells Fargo Funds Trust
c/o Wells Fargo Funds Management, LLC
525 Market Street
San Francisco, California 94105

              Re:    Shares of Beneficial Interests of
                     WELLS FARGO FUNDS TRUST

Ladies/Gentlemen:

         We refer to the Registration Statement on Form N-14 (SEC File Nos. 333-____ and 811-09253) (the "Registration Statement"), to be filed on September 15, 2004, of Wells Fargo Funds Trust (the "Trust") relating to the registration of an indefinite number of shares of beneficial interest of the Trust (collectively, the "Shares") in connection with the reorganization of twenty four Strong Funds into seventeen Funds of the Trust.

         We have been requested by the Trust to furnish this opinion as Exhibit 11 to the Registration Statement.

         We have examined documents relating to the organization of the Trust and its series and the authorization and issuance of Shares of its series.

         Based upon and subject to the foregoing, we are of the opinion that:

         The issuance and sale of the Shares by the Trust has been duly and validly authorized by all appropriate action of the Trust, and assuming delivery by sale or in accord with the Trust's dividend reinvestment plan in accordance with the description set forth in the Funds' current prospectuses under the Securities Act of 1933, as amended, the Shares will be legally issued, fully paid and nonassessable by the Trust.

         We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                           /s/ Morrison & Foerster LLP

                             MORRISON & FOERSTER LLP